                                                FILED PURSUANT TO RULE 424(b)(3)
                                                               FILE NO. 333-4877


                                 AMF GROUP INC.



    SUPPLEMENT NO. 7 TO PROSPECTUS DATED AUGUST 12, 1996, AS SUPPLEMENTED BY
                   SUPPLEMENT NO. 1 DATED SEPTEMBER 9, 1996,
                   SUPPLEMENT NO. 2 DATED SEPTEMBER 9, 1996,
                   SUPPLEMENT NO. 3 DATED SEPTEMBER 10, 1996,
                   SUPPLEMENT NO. 4 DATED SEPTEMBER 11, 1996,
                 SUPPLEMENT NO. 5 DATED SEPTEMBER 27, 1996, AND
                    SUPPLEMENT NO. 6 DATED OCTOBER 10, 1996



             The date of this Supplement No. 7 is October 24, 1996



 On October 24, 1996, AMF Group Inc. filed the attached Current
                             Report on Form 8-K.

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                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549

                                ---------------

                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


               Date of Report (Date of earliest event reported):
                                October 10, 1996


                                 AMF GROUP INC.
               --------------------------------------------------
               (Exact name of registrant as specified in charter)


                                    Delaware
               --------------------------------------------------
                          (State or other jurisdiction
                               of incorporation)


             001-12131                                      13-3873272
----------------------------------                      ---------------------
        (Commission File No.)                               (IRS employer
                                                          identification no.)


8100 AMF Drive, Mechanicsville, Virginia                     23111
----------------------------------------                ----------------
(Address of principal executive offices)                   (Zip Code)



               Registrant's telephone number, including area code
                                 (804) 730-4000

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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

         On October 10, 1996, AMF Bowling Centers, Inc. (the "Buyer"), a Virginia corporation and an indirect, wholly-owned subsidiary of AMF Group Inc. (the "Registrant"), a Delaware corporation, completed the acquisition (the "Acquisition") of 50 bowling centers and certain related assets and liabilities from Charan Industries, Inc. (the "Seller"), a Delaware corporation, pursuant to an Asset Purchase Agreement (the "Asset Purchase Agreement"), dated as of September 10, 1996, by and between Buyer and Seller. A copy of the Asset Purchase Agreement is attached as Exhibit 1 hereto and is incorporated herein by reference, and the description of and all references to the Asset Purchase Agreement are qualified in their entirety by reference to such Asset Purchase Agreement. The assets purchased were used by Seller in its operation of bowling centers and related operations and will continue to be used as such by Buyer.

         The purchase price was approximately $100 million, subject to certain adjustments. The purchase price was negotiated between Buyer and Seller. The Acquisition was funded with approximately $40 million from the sale of equity by AMF Holdings Inc., an indirect parent corporation of the Registrant, to its institutional stockholders and one of its directors, and with approximately $60 million from available borrowings under the Registrant's existing acquisition facility established by the Credit Agreement, dated as of May 1, 1996, by and among the Registrant, the banks, financial institutions and other institutional lenders listed on the signature pages thereof as Initial Issuing Banks, Goldman, Sachs & Co., and Citicorp, N.A., as administrative agent, and Citicorp USA, Inc., as collateral agent.

         On October 10, 1996, the Registrant issued a press release relating to the consummation of the Acquisition. A copy of the press release is attached as Exhibit 2 hereto and is incorporated herein by reference.





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ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (a)      Financial Statements of Business Acquired.

                  It is impracticable at the time of filing of this report to provide the required financial statements of the business acquired. Required financial statements will be filed as soon as practicable as an amendment to this report, but not later than 60 days after the date on which this report must be filed.

         (b)      Pro Forma financial information.

                  It is impracticable at the time of filing of this report to provide the required pro forma financial information. Required pro forma financial information will be filed as soon as practicable as an amendment to this report, but not later than 60 days after the date on which this report must be filed.

         (c)      Exhibits.

                  1.      Asset Purchase Agreement, dated as of
                          September 10, 1996, by and between AMF
                          Bowling Centers, Inc.  and Charan Industries,
                          Inc.

                  2.      Press Release, dated October 10, 1996,
                          relating to the transaction between AMF
                          Bowling Centers, Inc. and Charan Industries,
                          Inc.





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                 Pursuant to the requirements of the Securities Exchange Act of
1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                          AMF GROUP INC.


                                          By: /s/ Stephen E. Hare
                                              -----------------------------
                                              Name:   Stephen E. Hare
                                              Title:  Executive Vice
                                                      President and
                                                      Chief Financial
                                                      Officer



Date:  October 24, 1996


                            [EXHIBITS NOT ATTACHED]





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